Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 4, 2016
Registration Statement Nos. 333-205778 and 333-205778-04

$789.975MM Toyota Auto Receivables 2016-D Owner Trust (TAOT)
**NO GROW**

Joint Leads	:	JPMorgan (struc), Credit Agricole, Mizuho
Co-Managers	:	Fifth Third, ING, US Bancorp

CL	NOTE AMT(MM)	OFFER AMT(MM)	WAL	M/S	BENCH	PXG %	COUPON	$
A-1	*** RETAINED ***
A-2a	320.800	288.720	1.06	Aaa/AAA	EDSF+ 10	1.070	1.060	99.99200
A-2b	111.200	100.080	1.06	Aaa/AAA	1ML + 13			100.0000
A-3	334.000	300.600	2.18	Aaa/AAA	IntS+ 18	1.239	1.230	99.98748
A-4	111.750	100.575	3.30	Aaa/AAA	IntS+ 30	1.433	1.420	99.97186
B	***RETAINED***

Ticker	:	TAOT 2016-D	Registration	:	SEC Registered
Rating Agencies	:	Moody's/S&P	ERISA Eligible	:	Yes
Pxg Speed	:	1.30% ABS, 5% call	Expected Pxg	:	PXD
Min Denoms	:	$1K x $1K	Expected Settle	:	10/12/16
Bill & Deliver	:	J.P. Morgan	First Pay	:	11/15/16

CUSIPs:
A-2a	89231L AB3
A-2b	89231L AC1
A-3	89231L AD9
A-4	89231L AE7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.